Exhibit 99.2

GraphOn Corporation Announces Name Change to hopTo Inc.

hopTo name change positions company to take mobile productivity head-on

Campbell, CA. – (September 10, 2013) – GraphOn (OTCBB: GOJO) (OTC QB: GOJO) is announcing that effective today the company has changed its name to hopTo Inc., and that its common stock will be traded under the new ticker symbol “HPTO.” The company’s common stock will continue to be quoted on the OTCBB (OTCBB: HPTO) and the OTC QB (OTC QB: HPTO).

hopTo is bringing powerful and disruptive mobile productivity solutions to users, and will be unveiling a new product offering in the near future.  Although hopTo’s mobile solutions are the company’s primary focus, the GraphOn name lives on as a wholly-owned subsidiary of hopTo Inc., which will continue to be an innovator of cost-effective, advanced solutions that connect customers to applications from anywhere.

“We are very excited about the introduction of our new company name. We believe the name hopTo better represents our new activities, and reflects our plans for future innovations and expansions in the market,” said Eldad Eilam, President and CEO of hopTo Inc. “Our goal is to create rich mobile productivity technologies for the post-PC era, enabling consumers and business users to leverage tablets and smartphones as their primary devices.”

For more information on hopTo, visit: www.hopTo.com

About hopTo Inc.

hopTo Inc. is an innovator of a unique mobile productivity workspace application enabling users to search, manage, edit, and share their documents by leveraging the power of their own “personal cloud.” The underlying technology behind hopTo is protected by the company’s aggressive intellectual property creation strategy, with over 130 patents filed, and other proprietary technology.

Forward Looking Statements

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements.  Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; our revenue could be adversely impacted if any of our significant customers reduces its order levels or fails to order during a reporting period; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2012, and in other documents we have filed with the SEC.
hopTo and GraphOn are registered trademarks of hopTo, Inc. All other trademarks belong to their respective owners.

Media Contacts:

Troy Mickle
press@hopto.com
408-688-2674 x5086

Christina Shatzen
VSCpr for hopTo
(404) 510-9718
christina@vscpr.com

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